EXHIBIT 32
SECTION 1350 CERTIFICATION
Each of the undersigned hereby certifies in his or her capacity as an officer of Heritage Financial Group (the “Company”) that the Quarterly Report of the Company on Form 10-Q for the period ended September 30, 2009, fully complies with the requirements of Section 13(a) of the Securities and Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and periods presented in the financial statements included in such report.

Date: November 16, 2009	By:	/s/ O. Leonard Dorminey
O. Leonard Dorminey
President and Chief Executive Officer

Date: November 16, 2009	By:	/s/ T. Heath Fountain
T. Heath Fountain
Senior Vice President and Chief Financial Officer